EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


    Name of Subsidiary                              State of Incorporation
    ------------------                              ----------------------

Aerostar International, Inc.                           South Dakota

Astoria Industries, Inc.                               South Dakota

Beta Raven Inc.                                          Missouri

Glasstite, Inc.                                          Minnesota